Exhibit 99.1

For Immediate Release

WARNACO NAMES HELEN MCCLUSKEY PRESIDENT AND CEO;
JOE GROMEK ANNOUNCES HIS RETIREMENT

New York, New York, December 13, 2011—The Warnaco Group, Inc.  [NYSE: WRC], (“Warnaco” or the “Company”), announced today that its Board of Directors has elected Helen McCluskey  President, Chief Executive Officer, and a member of its Board of Directors, effective February 1, 2012. Ms. McCluskey will succeed Joe Gromek, age 65, Warnaco’s President and Chief Executive Officer, who announced that he will retire from the Company and the Board of Directors.  Ms. McCluskey, age 56, currently serves as Chief Operating Officer of Warnaco.

Ms. McCluskey joined Warnaco in 2004 as Group President-Intimate Apparel, and in June 2007 added global responsibility for the Company’s Swimwear brands.  She was promoted to Chief Operating Officer in 2010, adding to her responsibilities oversight of the Calvin Klein Jeans® and Chaps® brands as well as all of the Company’s international businesses and its global supply chain and sourcing operations.  She dramatically expanded the Calvin Klein Underwear business, doubling revenue in a four-year period, and was instrumental in key product launches including Calvin Klein Steel, Calvin Klein X and CK One.  Early in her tenure at Warnaco, Ms. McCluskey was responsible for revitalizing the Company’s core intimate apparel brands to deliver consistent growth and profit contribution.  In addition, she also was responsible for restoring growth and improved financial performance to the Speedo brand.

Prior to joining Warnaco in 2004, Ms. McCluskey served as Group President of the Moderate Women’s Sportswear division of Liz Claiborne Inc. and spent 18 years in Sara Lee Corporation’s intimate apparel units, including serving as President of Playtex Apparel from 1999 to 2001.

Charles R. Perrin, Non-Executive Chairman of Warnaco, said, “The Board, together with Joe, has been working on a succession planning process for several years to assure a smooth and seamless transition of leadership upon Joe’s retirement.  The Board has been fortunate to have had a world class CEO in place since 2003 who has been able to recruit, retain, and mentor top talent, such as Helen, from which we could confidently appoint Warnaco’s next CEO. Since Helen’s arrival, she has impressed the Board, customers, and colleagues alike and she has demonstrated leadership qualities that we believe will ensure Warnaco’s continued

success.  Moreover, she has exhibited a broad and deep knowledge across the Company’s entire operations and has played a vital role in designing our future strategy as well as executing the current plan. We are delighted that she will assume the CEO position.”

Mr. Gromek said, “This announcement is great news for our shareholders, employees, customers and partners around the world. For me, it has been an extraordinary and rewarding experience to lead this company over the past nine years, and while I am deeply proud of the many accomplishments we have achieved, the one I am most proud of is the team we have built. Hiring and mentoring Helen, as she assumed broader responsibilities within Warnaco, was a key element of that important and successful initiative and I am delighted the Board has appointed her as my successor.”

Mr. Gromek joined Warnaco as President and Chief Executive Officer in 2003, during a particularly challenging period in the Company’s history. During his tenure, he reshaped Warnaco from a domestic apparel wholesaler into one of the world’s leading retail organizations and has led Warnaco through an unprecedented period of expansion.  Among his many accomplishments, he instilled a new corporate culture that enabled Warnaco to regain credibility and respectability with shareholders, employees, customers, and partners alike.

Ms. McCluskey said, “I am honored to have been selected as Warnaco’s next President and CEO.  I want to thank the Board for their confidence in me and, in particular, I would like to thank Joe, who has been my mentor and champion since I joined the Company. Warnaco has tremendous opportunity to continue its global expansion, and I look forward to working together with our team to build on the strong foundation we have in place as we pursue our strategic goals and next phase of growth.”

Mr. Perrin added, “On behalf of the entire board, I want to thank Joe for his extraordinary leadership.  Joe’s greatest legacy will be the exceptional management team he developed which will continue to lead this great company going forward. Under Joe’s leadership, Warnaco has thrived, refining its portfolio of brands, expanding its retail operations to a current 1,500 points of distribution, and growing its international presence, now accounting for 60% of annual revenue.  Warnaco has delivered consistent growth in revenue and earnings per share each year during Joe’s tenure and Warnaco’s share price has risen by more than 500% since he joined the Company.”

Prior to joining Warnaco, Mr. Gromek served as President and Chief Executive Officer of Brooks Brothers, Inc., a clothing retailer from 1996 to 2002. Over the last 25 years, he has held senior management positions with Saks Fifth Avenue, Limited Brands, Inc. and AnnTaylor Stores Corporation.

Mr. Gromek is currently a member of the Board of Trustees of The New School, a member of the Board of Governors of the Parsons School of Design, a director of the Education Foundation of the Fashion Institute of Technology, and a director of the American Apparel & Footwear Association. He also sits on the boards of Ronald McDonald House, The Children’s Place and Wolverine World Wide, and is a former Chairman of Volunteers of America. Additionally, he is a member of the Board of Trustees of the Trevor Day School.

ABOUT WARNACO

The Warnaco Group, Inc., headquartered in New York, is a leading global apparel company engaged in the business of designing, sourcing, marketing and selling men’s, women’s and children’s sportswear and accessories, intimate apparel, and swimwear under such owned and licensed brands as Calvin Klein®, Speedo®, Chaps®, and Warner's® and Olga®.

FORWARD-LOOKING STATEMENTS

The Warnaco Group, Inc. notes that certain written, electronic and oral disclosure made by the Company from time to time, may contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The forward-looking statements involve risks and uncertainties and reflect, when made, the Company's estimates, objectives, projections, forecasts, plans, strategies, beliefs, intentions, opportunities and expectations. Actual results may differ materially from anticipated results, targets or expectations and investors are cautioned not to place undue reliance on any forward-looking statements. Statements other than statements of historical fact, including, without limitation, future financial targets, are forward-looking statements.

The Company encourages investors to read the section entitled "Risk Factors" and the discussion of the Company's critical accounting policies under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Discussion of Critical Accounting Policies" included in the Company's Annual Report on Form 10-K, as such discussions may be modified or supplemented by subsequent reports that the Company files with the SEC.   Forward-looking statements speak only as of the date on which they are made, and, except for the Company's ongoing obligation under the U.S. federal securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contact:	Investor Contact:
Wendi Kopsick/Jeff Taufield	Deborah Abraham, Vice President, Investor Relations
Kekst and Company	The Warnaco Group, Inc.
212-521-4867/4815	212-287-8289

###